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                        PIPER & MARBURY L.L.P. LETTERHEAD



                                  June 7, 1995

GTS Duratek, Inc.
8955 Guilford Road, Suite 200
Columbia, Maryland 21046

               Registration Statement on Form S-8
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Dear Sirs:

  We have acted as counsel for GTS Duratek, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 which was filed by the Company under the Securities Act of 1933, as amended, (the "Registration Statement"), and which registers 1,800,000 shares of the Common Stock of the Company (the "Shares") to be issued pursuant to the Company's Amended and Restated 1984 stock Option Plan (the "Plan"). In that capacity, we have reviewed the charter and by-laws of the Company, the Registration Statement, the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered under the Plan and such other materials and matters as we have deemed necessary for the issuance of this opinion.

  Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized and upon issuance and delivery thereof as contemplated in the Registration Statement, will be, under the general corporation law of the State of Delaware, legally issued, fully paid, and non-assessable.

  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement and the prospectus which is a part thereof.


                            Very truly yours,


                           /s/ Piper & Marbury L.L.P.
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